Exhibit 99.1

AÉROPOSTALE REPORTS RECORD SECOND QUARTER 2008 RESULTS

Second Quarter Net Sales Increase 21%
Same Store Sales Increase 11%
Earnings Per Share Growth of 63% to $0.31 Per Diluted Share

New York, New York, August 21, 2008 -- Aéropostale, Inc. (NYSE: ARO), a mall-based specialty retailer of active and casual apparel for young women and men, today reported results for the second quarter ended August 2, 2008.

Net income for the second quarter of fiscal 2008 increased 43% to a record $21.1 million, or $0.31 per diluted share, compared to net income of $14.7 million, or $0.19 per diluted share, in the second quarter of fiscal 2007.

For the second quarter of fiscal 2008, total net sales increased 21% to $377.1 million, from $311.2 million in the year-ago period.  Same store sales for the second quarter increased 11%, compared to a decrease of 4% in the year-ago period.

Julian R. Geiger, Chairman and Chief Executive Officer said, “We are extremely pleased with our second quarter performance. The ongoing strength of our merchandise assortments and our team’s consistent execution led to another record quarter. Our back-to-school merchandise assortments have been positively received by our customers and we believe that we are well positioned as we head into the second half of the year. We remain focused on building on our strong momentum for the Aéropostale brand, while strategically investing in our business to support our long-term growth.”

Third Quarter Guidance
The Company announced its earnings guidance for the third quarter of fiscal 2008.  The Company believes it will achieve earnings in the range $0.59 to $0.61 per diluted share for the third quarter.  The Company achieved earnings of $0.48 per diluted share in the third quarter last year.

Board Appointment
The Company also announced today that Thomas P. Johnson, Executive Vice President, Chief Operating Officer of Aéropostale has been elected to the Company’s Board of Directors, effective August 19, 2008. Mr. Johnson has served as the Company’s Chief Operating Officer since 2004 and has been with the Company since 2001.  In addition to becoming a member of our Board, Mr. Johnson will continue in his role as the Company’s Executive Vice President, Chief Operating Officer.

About Aéropostale, Inc.
Aéropostale, Inc. is a mall-based, specialty retailer of casual apparel and accessories, principally targeting 14 to 17 year-old young women and men. The company provides customers with a focused selection of high-quality, active-oriented, fashion and fashion basic merchandise at compelling values. Aéropostale maintains control over its proprietary brands by designing, sourcing, marketing and selling all of its own merchandise. Aéropostale products can only be purchased in its stores or on-line through its e-commerce website (www.aeropostale.com).  The Company currently operates 845 Aéropostale stores in 48 states and Puerto Rico, 23 Aéropostale stores in Canada, and 14 Jimmy’Z stores in 11 states.

SPECIAL NOTE: THIS PRESS RELEASE AND ORAL STATEMENTS MADE FROM TIME TO TIME BY REPRESENTATIVES OF THE COMPANY CONTAIN CERTAIN "FORWARD-LOOKING STATEMENTS" CONCERNING EXPECTATIONS FOR SALES, STORE OPENINGS, GROSS MARGINS, EXPENSES, STRATEGIC DIRECTION AND EARNINGS.  ACTUAL RESULTS MIGHT DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS. AMONG THE FACTORS THAT COULD CAUSE ACTUAL RESULTS TO MATERIALLY DIFFER INCLUDE, CHANGES IN THE COMPETITIVE MARKETPLACE, INCLUDING THE INTRODUCTION OF NEW PRODUCTS OR PRICING CHANGES BY OUR COMPETITORS, CHANGES IN THE ECONOMY AND OTHER EVENTS LEADING TO A REDUCTION IN DISCRETIONARY CONSUMER SPENDING; SEASONALITY; RISKS ASSOCIATED WITH CHANGES IN SOCIAL, POLITICAL, ECONOMIC AND OTHER CONDITIONS AND THE POSSIBLE ADVERSE IMPACT OF CHANGES IN IMPORT RESTRICTIONS; RISKS ASSOCIATED WITH UNCERTAINTY RELATING TO THE COMPANY'S ABILITY TO IMPLEMENT ITS GROWTH STRATEGIES, AS WELL AS THE OTHER RISK FACTORS SET FORTH IN THE COMPANY'S FORM 10-K AND QUARTERLY REPORTS ON FORM 10-Q, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS TO REFLECT SUBSEQUENT EVENTS OR CIRCUMSTANCES.

EXHIBIT A

AÉROPOSTALE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	August 2, 2008	February 2, 2008	August 4, 2007

ASSETS
Current Assets:
Cash and cash equivalents	$70,792	$111,927	$164,520
Short-term investments	—	—	39,476
Merchandise inventory	183,710	136,488	150,605
Other current assets	43,614	36,272	44,849
Total current assets	298,116	284,687	399,450

Fixtures, equipment and improvements, net	249,826	213,831	209,270

Other assets	18,377	15,651	8,400

TOTAL ASSETS	$566,319	$514,169	$617,120

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$125,271	$99,369	$99,219
Accrued expenses	69,838	98,018	64,437
Total current liabilities	195,109	197,387	163,656

Other non-current liabilities	126,696	119,506	114,097

Stockholders’ equity	244,514	197,276	339,367

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$566,319	$514,169	$617,120

EXHIBIT B

AÉROPOSTALE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND
SELECTED STORE DATA

(in thousands, except per share and store data)

	13 weeks ended
	August 2, 2008		August 4, 2007
		% of sales		% of sales

Net sales	$377,145	100.0%	$311,236	100.0%

Cost of sales (including certain buying, occupancy and warehousing expenses)	251,209	66.6	214,358	68.9

Gross profit	125,936	33.4	96,878	31.1

Selling, general and administrative expenses	90,654	24.0	74,533	23.9

Income from operations	35,282	9.4	22,345	7.2

Interest income, net	80	0.0	1,839	0.6

Income before income taxes	35,362	9.4	24,184	7.8

Income taxes	14,309	3.8	9,482	3.1

Net income	$21,053	5.6%	$14,702	4.7%

Basic earnings per share	$0.31		$0.19

Diluted earnings per share	$0.31		$0.19

Weighted average basic shares	66,905		77,629

Weighted average diluted shares	67,716		78,171

STORE DATA:

Comparable store sales increase	11%		(4)%

Stores open at end of period	879		792

Total square footage at end of period	3,139,274		2,805,960

Average square footage during period	3,086,083		2,775,823

AÉROPOSTALE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND
SELECTED STORE DATA

(in thousands, except per share and store data)

	26 weeks ended
	August 2, 2008		August 4, 2007
		% of sales		% of sales

Net sales	$713,477	100.0%	$587,018	100.0%

Cost of sales (including certain buying, occupancy and warehousing expenses)	476,263	66.8	401,437	68.4

Gross profit	237,214	33.2	185,581	31.6

Selling, general and administrative expenses	172,744	24.2	142,752	24.3

Income from operations	64,470	9.0	42,829	7.3

Interest income, net	320	0.0	3,974	0.7

Income before income taxes	64,790	9.0	46,803	8.0

Income taxes	26,239	3.6	18,349	3.2

Net income	$38,551	5.4%	$28,454	4.8%

Basic earnings per share	$0.58		$0.37

Diluted earnings per share	$0.57		$0.36

Weighted average basic shares	66,827		77,555

Weighted average diluted shares	67,511		78,188

STORE DATA:

Comparable store sales increase	10%		(1)%

Average square footage during period	3,027,628		2,719,441